UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1/A

Post-effective Amendment No. 1

REGISTRATION STATEMENT NO. 333-197610

UNDER THE SECURITIES ACT OF 1933

Dala Petroleum Corp.

(Exact name of Registrant as specified in its charter)

Delaware	1381	80-0000245
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

730 Washington Ave N, #620

Minneapolis, MN 55401

(612) 801-0789

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808-1674

(800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Leonard W. Burningham, Esq.

2150 South 1300 East, Suite 500

Salt Lake City, Utah 84106

(801) 363-7411

Brunson Chandler & Jones PLLC

175 South Main Street

15th Floor

Salt Lake City, Utah 84111

(801) 303-5730

Approximate date of commencement of proposed sale of the securities to the public: ☐

Removal from registration of securities that were not sold pursuant to this Registration Statement.  ☒

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒*

* The paper filings of the Securities and Exchange Commission in Edgar Online reflect that the Registrant filed an S-1 Registration Statement on August 17, 1989 (the “1989 Registration Statement”); however, there is no evidence in such filings that the 1989 Registration Statement was ever declared effective and utilized to initially offer and sell securities of the Registrant to the public.  If that is the case, the Registrant is an “emerging growth company.”  A written request has been filed with the Securities and Exchange Commission to verify whether this 1989 Registration Statement was ever declared effective and so utilized.

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Amendment

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to Registration Statement No. 333-197610 of Dala Petroleum Corp. (this “Registration Statement”), which became effective on September 12, 2014, and related to the sale of up to 1,973,333 shares of common stock, par value $0.001 per share (the “Common Stock”), of Dala Petroleum Corp., formerly known as Westcott Products Corporation, a Delaware corporation (“Westcott” or the “Company”), by the Selling Shareholders listed therein, then consisting of 68.2% of the 2,892,858 shares of common stock issuable upon the conversion of the shares of Series A 6% Convertible Preferred Stock of the Company referenced therein.

Seventeen (17) of the shares of the Series A 6% Convertible Preferred Stock were converted to purchase 24,286 shares of the 1,973,333 shares common stock of the Company that were registered, leaving a balance of 1,949,047 shares remaining registered under this Registration Statement.  Effective July 20, 2017, the Company acquired and cancelled all of the remaining outstanding shares of this class of the Series A 6% Convertible Preferred Stock (2008 shares) under which these 1,973,333 shares of common stock of the Company were registered, and accordingly, we hereby withdraw from registration the remaining 1,949,047 shares of our common stock that were registered under this Registration Statement pursuant to the undertaking we filed with this Registration Statement.

(Signature Page Follows)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 29, 2017.

DALA PETROLEUM CORP.

By:	/s/ Mark Savage
Mark Savage
President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	By:	/s/ Mark Savage
Mark Savage
November 29, 2017		President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director

	By:	/s/ Matt Atkinson
Matt Atkinson
November 29, 2017		Secretary